UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Explanatory Note: This Amendment No. 1 to the Schedule 14A filed April 29, 2008 is being filed for the sole purpose of adding information that was inadvertently omitted from the Schedule 14A filed April 29, 2008. The following additions are noted:

(i) On Page 1 – As of April 21, 2008 there were 125,475,399.3 shares of our common stock issued and outstanding, of which 125,466,216 were whole shares that are eligible to vote.

(ii) On Page 22 – In the Equity Compensation Plan Table, the number of securities remaining available for future issuance under equity compensation plans approved by security holders (and the total number of securities remaining available for future issuance under equity compensation plans) is 6,273,770.

No other changes have been made to the proxy statement filed April 29, 2008.

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held July 14, 2008

Dear Stockholder:

On Monday, July 14, 2008, we will hold our 2008 annual meeting of stockholders at 660 Newport Center Drive, Suite 1200, Newport Beach, California 92660. The meeting will begin at 10:00 a.m. Pacific daylight time.

We are holding this meeting to:

1.	Elect five directors to hold office for one-year terms expiring in 2009; and

2.	Attend to other business properly presented at the meeting.

Your board of directors has selected April 21, 2008 as the record date for determining stockholders entitled to vote at the meeting.

The proxy statement, proxy card and our 2007 annual report to stockholders are being mailed to you on or about May 7, 2008. The proxy statement was filed with the Securities and Exchange Commission on April 29, 2008.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders have the following three options for submitting their votes by proxy: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

By Order of the Board of Directors

Charles J. Schreiber, Jr. Chairman

Newport Beach, California

April 21, 2008

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2008 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card. When you return the enclosed proxy card, you are appointing Charles J. Schreiber, Jr., Peter McMillan III and Stacie K. Yamane, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you return the proxy card without instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not return the enclosed proxy card, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us (or vote via the internet or by telephone) as soon as possible whether or not you plan on attending the meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Monday, July 14, 2008, at 10:00 a.m. Pacific daylight time at 660 Newport Center Drive, Suite 1200, Newport Beach, California 92660.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 21, 2008, the record date, is entitled to vote at the annual meeting.

Q:	How many shares of common stock are outstanding?

A:	As of April 21, 2008 there were 125,475,399.3 shares of our common stock issued and outstanding, of which 125,466,216 were whole shares that are eligible to vote.

Q:	What constitutes a quorum?

A:	A quorum consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit a properly executed proxy card, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	How many votes do I have?

A:	You are entitled to one vote for each whole share of common stock you held as of the record date.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as director who are named in this proxy statement.

Q:	How can I vote?

A:	You can vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	by mail, by completing, signing, dating and returning the enclosed proxy card;
•	via the internet at http://www.proxyvoting.com/kbsreit; or
•	by telephone, by calling 866-540-5759.

For those stockholders with internet access, we encourage you to vote via the internet, since it is quick, convenient and provides a cost savings to the Company. When you vote via the internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted, whether by internet, telephone or mail, will be superseded.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1)	notifying Peter McMillan III, our Secretary;
(2)	attending the meeting and voting in person;
(3)	returning another proxy card dated after your first proxy card if we receive it before the annual meeting date; or
(4)	recasting your proxy vote via the internet or by telephone.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held REIT, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, abstentions and “withhold” votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Charles J. Schreiber, Jr., Peter McMillan III and Stacie K. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2009 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in the SEC’s Rule 14a-8. To be eligible for presentation to and action by the stockholders at the 2009 annual meeting, director nominations and other stockholder proposals must be received by Peter McMillan III, our Secretary, no later than February 6, 2009. To also be eligible for inclusion in our proxy statement for the 2009 annual meeting, director nominations and other stockholder proposals must be received by Mr. McMillan by January 7, 2009.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees of our advisor, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	Where can I find more information?

A:	We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC on the Web site maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

We operate under the direction of our board of directors. The board of directors oversees our operations and makes all major decisions concerning our business. During 2007 our board of directors held 15 meetings. For biographical information regarding our directors, see “ – Executive Officers and Directors.”

Our board has established two committees: the Audit Committee and the Conflicts Committee. Information regarding each of these committees is set forth below.

Director Independence

Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee and the Conflicts Committee are “independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The board of directors has determined that Hank Adler, Barbara R. Cambon and Stuart A. Gabriel each satisfies the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. None of these directors has ever served as (or is related to) an employee of our Company or any of our predecessors or acquired companies or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, we believe that all of these directors are independent directors.

The Audit Committee

General

The Audit Committee’s function is to assist our board of directors in fulfilling its responsibilities by overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2006. The Audit Committee Charter is not currently available on our web site. A copy of the Audit Committee Charter was included as an appendix to the proxy statement relating to our 2007 annual meeting of stockholders.

The members of the Audit Committee are Hank Adler (Chairman), Barbara R. Cambon and Stuart A. Gabriel. All of the members of the Audit Committee are “independent” as defined by the New York Stock Exchange. All members of the Audit Committee have significant financial and/or accounting experience, and the board of directors has determined that Professor Adler satisfies the SEC’s requirements for an “audit committee financial expert.” During 2007 the Audit Committee met six times.

Independent Auditors

During the year ended December 31, 2007, Ernst & Young LLP served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation. We expect that Ernst & Young representatives will be present at the annual meeting of stockholders and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Ernst & Young representatives will be available to respond to appropriate questions posed by any stockholders. The Audit Committee anticipates that it will engage Ernst & Young as our independent auditors to audit our financial statements for the year ended December 31, 2008, subject to agreeing on fee estimates for the audit work. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services in order to ensure that the provision of such services does not impair the auditors’ independence. In determining whether or not to pre-approve services, the Audit Committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC. The Audit Committee, may, in its discretion, delegate one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided any such approval is presented to and approved by the full Audit Committee at its next scheduled meeting.

All services rendered by Ernst & Young for the year ended December 31, 2007 were pre-approved in accordance with the policies and procedures described above.

Principal Auditor Fees

The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by Ernst & Young for the years ended December 31, 2007 and 2006, are set forth in the table below.

	2007	2006
Audit fees	$1,378,500	$469,000
Audit-related fees	332,000	85,000
Tax fees	171,000	89,000
All other fees	–	–

Total	$1,881,500	$643,000

For purposes of the preceding table, Ernst & Young’s professional fees are classified as follows:

•

Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by Ernst & Young in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•

Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•

Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All other fees – These are fees for any services not included in the above-described categories.

Report of the Audit Committee

The function of the Audit Committee is oversight of the financial reporting process on behalf of the board of directors. Management has responsibility for the financial reporting process, including the system of internal control over financial reporting, and for the preparation, presentation and integrity of the Company’s financial statements. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. Accordingly, in fulfilling their responsibilities, it is recognized that members of the Audit Committee are not, and do not represent themselves to be, performing the functions of auditors or accountants.

In this context, the Audit Committee reviewed the 2007 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the matters required to be discussed under the statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Ernst & Young their independence from the Company. In addition, the Audit Committee considered whether Ernst & Young’s provision of non-audit services is compatible with Ernst & Young’s independence.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

April 21, 2008	The Audit Committee of the Board of Directors:
Hank Adler (Chairman), Barbara R. Cambon, and Stuart A. Gabriel

The Conflicts Committee

General

The members of our Conflicts Committee are Barbara R. Cambon (Chairperson), Hank Adler and Stuart A. Gabriel, all of whom are independent directors. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of our advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

•	reviewing and reporting on our policies (see “ – Report of the Conflicts Committee” below);

•	approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee” below);

•	supervising and evaluating the performance and compensation of our advisor;

•	reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

•	approving borrowings in excess of limits set forth in our charter; and

•	discharging the board’s responsibilities relating to compensation.

The primary responsibilities of the Conflicts Committee are enumerated in our charter. The Conflicts Committee does not have a separate committee charter. The Conflicts Committee held 24 meetings during 2007.

Oversight of Executive Compensation

As noted above, our Conflicts Committee discharges the board’s responsibilities relating to the compensation of our executives. Because we do not have any paid employees and our executive officers do not receive any compensation directly from us, these responsibilities are limited to administering our Employee and Independent Director Incentive Stock Plan. As of April 21, 2008, no awards have been granted under the plan. Furthermore, there is no timetable for the grant of any awards under the Employee and Independent Director Incentive Stock Plan, and our board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan. Our executive officers have no role in determining the amount or form of executive compensation.

Our Employee and Independent Director Incentive Stock Plan was approved and adopted prior to the commencement of our ongoing initial public offering in order to (i) furnish incentives to individuals chosen to receive share-based awards because we consider them capable of improving our operations and increasing our profits; (ii) encourage selected persons to accept or continue employment with our advisor; and (iii) increase the interest of our independent directors in our welfare through their participation in the growth in the value of our shares of common stock. The total number of shares of common stock reserved for issuance under the Employee and Independent Director Incentive Stock Plan is equal to 5% of our outstanding shares at any time, but not to exceed 10,000,000 shares.

Report of the Conflicts Committee

Review of our Policies

The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

Offering Policy. We are conducting a public offering of up to 200 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We are also offering up to 80 million shares of common stock under our dividend reinvestment plan. Our board of directors approved an extension of our primary offering until the earlier of the sale of all 200 million shares or May 30, 2008. However, we could elect to extend our primary offering beyond this date. We intend to continue to offer shares under our dividend reinvestment plan beyond this date primarily to fund the repurchase of shares pursuant to our share redemption program. We currently believe that the best interests of our stockholders will be served by discontinuing our initial offering phase this year because we believe we will have raised sufficient capital to acquire a diverse portfolio of income-producing properties that meet our stated investment objectives.

Acquisition and Investment Policies. We have focused our investment efforts on the acquisition of a diverse portfolio of real estate assets. Our policy calls for diversifying our portfolio by property type, geographic region, investment size and investment risk with the goal of providing attractive and stable returns to our investors. We have sought to allocate approximately 70% of our portfolio to core investments, which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover, and the remaining approximately 30% of our assets to enhanced-return properties and other real estate-related investments. The real estate-related investments in which we may invest include: (i) mortgage loans; (ii) equity securities such as common stocks, preferred stocks and convertible preferred securities of real estate companies; (iii) debt securities such as mortgage-backed securities, commercial mortgages, mortgage loan participations and debt securities issued by other real estate companies; and (iv) certain types of illiquid securities not actively traded on the open market, such as mezzanine loans and bridge loans. Though our target portfolio would consist of 30% real estate-related investments and enhanced-return properties, we will not forgo a good investment opportunity because it does not precisely fit our expected portfolio composition. We believe that there are sufficient acquisition opportunities that meet this investment focus. Affiliates of our advisor have extensive expertise with these types of real estate investments.

Borrowing Policies. Careful use of debt helps us achieve our diversification goals by making more funds available for investment. Once we have fully invested the proceeds of our ongoing public offering, our policy is to maintain our debt financing at approximately 50% of the cost of our real estate investments (before deducting depreciation or other non-cash reserves) plus the value of our other assets. Our charter generally limits our total borrowings to 75% of the cost (before deducting depreciation or other non-cash reserves) of all of our assets; however, we may exceed that limit if a majority of the Conflicts Committee approves each borrowing in excess of our charter limitation and we disclose such borrowing to our stockholders in the next quarterly report with an explanation from the Conflicts Committee of the justification for the excess borrowing. We did not exceed our charter limitation on borrowing during any quarter of 2007. As of March 31, 2008, our borrowings were approximately 53% of the cost (before depreciation or other non-cash reserves) of all of our real estate investments.

Disposition Policies. We intend to hold our properties and other investments for an extended period, typically five to seven years for investments in properties. We believe that this is the optimal period to enable us to capitalize on the potential for income generation and capital appreciation of our real estate investments. Upon acquisition of any investment, our advisor develops a well-defined exit strategy for the investment and continually performs a hold-sell analysis on each asset in order to determine the optimal time to sell the asset in order to maximize its return.

Policy Regarding Working Capital Reserves. We do not intend to set aside offering proceeds for working capital purposes. Setting aside funds for this purpose would decrease the amount we can invest in real estate and real estate-related assets and hence reduce our opportunities to earn current income. We believe that debt proceeds and our cash flow from operations will be sufficient to meet our needs for working capital.

Policies Regarding Operating Expenses. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the Conflicts Committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Operating expense reimbursements for the four fiscal quarters ended December 31, 2007 did not exceed the charter imposed limitation because our total operating expenses were less than 2% of our average invested assets. For the four consecutive quarters ending December 31, 2007, total operating expenses represented approximately 1% of average invested assets.

Liquidation or Listing Policy. We believe it is in the best interest of our stockholders not to list our shares of common stock on a national exchange at this time. First, we are in the fundraising and acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional investments so that our portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain unlisted and utilize KBS Capital Advisors as our external advisor at the present time than it would be to internalize all the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of completing the current offering and allowing the portfolio to mature. In making the decision of whether to apply for listing of our shares, our directors will try to determine whether listing our shares or liquidating our assets will result in greater value for stockholders.

Our Policy Regarding Transactions with Related Persons

Our charter requires our Conflicts Committee to review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the Conflicts Committee must conclude that transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to the interests of the Company and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to a designated compliance officer, currently our chief financial officer, or, if the compliance officer is affected by the conflict, directly to the Chairman of our Conflicts Committee.

Certain Transactions with Related Persons

The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2007 as well as any such currently proposed transactions. Set forth below is a description of such transactions and the committee’s report on their fairness.

Our Relationship with KBS Capital Advisors. Our executive officers, Peter M. Bren and Charles J. Schreiber, Jr., indirectly own a controlling interest in and manage KBS Capital Advisors, our advisor.

Two other of our executive officers, Peter McMillan III and Keith D. Hall, also indirectly own an ownership interest in our advisor. Collectively, Messrs. Bren, Schreiber, McMillan and Hall indirectly own 100% of our advisor. Since our inception, our advisor has provided day-to-day management of our business. Among the services provided by our advisor under the terms of an advisory agreement are the following:

•	identifying, presenting and recommending real estate investment opportunities to us;

•	acquiring real estate and real estate-related investments on our behalf in compliance with our investment objectives and policies;

•	arranging financing for real estate and real estate-related investments;

•	formulating and overseeing the implementation of strategies for the promotion, management, maintenance, improvement, leasing and disposition of our real estate and real estate-related investments;

•	supervising and evaluating the performance of third-party property managers;

•	performing administrative services and maintaining our accounting; and

•	assisting us with our regulatory compliance.

Our advisor is subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. Our advisory agreement has a one-year term expiring November 8, 2008, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. From January 1, 2007 through the most recent date practicable, which was March 31, 2008, we have compensated our advisor as set forth below.

Our advisor or its affiliates may pay some of our organization and offering costs (other than selling commissions and dealer manager fees) incurred in connection with our ongoing public offering, including our legal, accounting, printing, mailing and filing fees. We reimburse our advisor for these costs, but only to the extent that the reimbursement would not cause selling commissions, the dealer manager fee and other organization and offering expenses borne by us to exceed 15% of the gross offering proceeds of our ongoing public offering as of the date of the reimbursement. In addition, our advisor is obligated to reimburse us to the extent selling commissions, the dealer manager fee and other organization and offering costs incurred by us in the offering exceed 15% of gross offering proceeds. From January 1, 2007 through March 31, 2008, our advisor and its affiliates incurred approximately $5.5 million of our organization and offering expenses on our behalf and have been reimbursed by us for approximately $4.7 million of such costs.

We incur acquisition fees payable to our advisor equal to 0.75% of the cost of our acquired investments, including acquisition expenses and any debt attributable to such investments. These fees relate to services provided in connection with the selection and acquisition or origination of real estate and real estate-related investments. Acquisition fees from January 1, 2007 through March 31, 2008 totaled approximately $11.9 million.

In addition to acquisition fees, we reimburse our advisor for amounts that it pays to third parties in connection with the selection, acquisition or development of a property or the selection and acquisition or origination of a real estate-related investment, whether or not we ultimately acquire the asset. From January 1, 2007 through March 31, 2008, our advisor and its affiliates did not incur any such costs.

For asset management services, we pay our advisor a monthly fee equal to one-twelfth of 0.75% of the cost of all real estate investments we own and our investments in joint ventures, including acquisition fees, acquisition expenses and any debt attributable to such investments, provided that with respect to our investment in a consolidated joint venture that owns a portfolio of industrial properties, the asset management fee is calculated as a monthly fee equal to one-twelfth of 0.27% of the cost of our investment in the joint venture, which equals the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of any outstanding debt associated with such properties and the joint venture and (ii) the percentage that represents our economic interest in the joint venture. Our advisor had deferred its asset management fee without interest from July 2006 through September 2007. There are $2.2 million of accrued but unpaid asset management fees for the months of July 2006 through September 2007 outstanding. Although pursuant to the advisory agreement, our advisor may demand payment of accrued but unpaid asset management fees at any time, our advisor does not intend to request payment of accrued but unpaid asset management fees until our cumulative funds from operations for the period commencing January 1, 2006 plus the amount of the advance from our advisor through the date of payment of the accrued but unpaid asset management fees exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such payment. Based on this criteria for payment of deferred asset management fees, on October 31, 2007, we paid our advisor $1.0 million of the $3.2 million of asset management fees that been deferred for the months of July 2006 through September 2007. In addition, we have paid our advisor asset management fees of $5.0 million earned pursuant to the advisory agreement for services related to the months of October 2007 through March 2008. If necessary in future periods, our advisor intends to defer payment of its asset management fee if the cumulative amount of our funds from operations for the period commencing January 1, 2006 plus the amount of the advance from our advisor is less than the cumulative amount of distributions declared and currently payable to our stockholders. The amount of cash available for distributions in future periods will be decreased by the repayment of the advance from the advisor and the payment of our advisor’s deferred asset management fee.

Under our advisory agreement our advisor and its affiliates have the right to seek reimbursement from us for all costs and expenses they incur in connection with their provision of services to us, including our allocable share of our advisor’s overhead, such as rent, personnel costs, utilities and information technology costs. We do not, however, reimburse our advisor for personnel costs in connection with services for which our advisor receives acquisition fees or disposition fees. Although the advisor has the right to seek reimbursement for our allocable share of its overhead, to date it has not done so. From January 1, 2007 through March 31, 2008, our advisor and its affiliates incurred, and were reimbursed by us for, approximately $14,000 of operating expenses related to miscellaneous general and administrative costs incurred on our behalf.

In order that our investors could begin earning cash distributions, our advisor agreed to advance funds to us equal to the amount by which the cumulative amount of distributions declared by us from January 1, 2006 through the period ending May 31, 2008 exceeds the amount of our funds from operations (as defined by the National Association of Real Estate Investment Trusts) from January 1, 2006 through May 31, 2008. Our advisor agreed that we will only be obligated to reimburse our advisor for these expenses if and to the extent that our cumulative funds from operations for the period commencing January 1, 2006 through the date of any such reimbursement exceed the lesser of (i) the cumulative amount of any distributions declared and payable to our stockholders as of the date of such reimbursement or (ii) an amount that is equal to a 7.0% cumulative, non-compounded, annual return on invested capital for our stockholders for the period from July 18, 2006 through the date of such reimbursement. No interest will accrue on the advance being made by our advisor. As of March 31, 2008, the Advisor had advanced $1.6 million to us, all of which is outstanding, for the payment of distributions and to cover our expenses, excluding depreciation and amortization, in excess of our revenues. No amount has been advanced since January 2007.

The Conflicts Committee considers our relationship with our advisor during 2007 to be fair. The Conflicts Committee evaluated the performance of the advisor and the compensation paid to the advisor in connection with its decision to renew the advisory agreement through November 8, 2008. The Conflicts Committee believes that the amounts payable to the advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for the advisor to provide the desired level of services to us and our stockholders. The Conflicts Committee bases its evaluation of the advisor on factors such as (a) the amount of the fees paid to the advisor in relation to the size, composition and performance of our portfolio; (b) the success of the advisor in generating opportunities that meet our investment objectives; (c) rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services; (d) additional revenues realized by the advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees; (e) the quality and extent of service and advice furnished by the advisor; (f) the performance of our portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and (g) the quality of our portfolio relative to the investments generated by the advisor for its own account.

Our Relationship with KBS Capital Markets Group. Four of our executive officers, Messrs. Bren, Schreiber, McMillan and Hall, indirectly own 100% of KBS Capital Markets Group, the dealer manager for our ongoing public offering. On January 27, 2006, upon the launch of our public offering, we entered into an agreement with our dealer manager, pursuant to which our dealer manager is entitled to receive selling commissions of up to 6.0% of the gross offering proceeds (3% for sales under the dividend reinvestment plan). These commissions are subject to reduction for special sales in certain circumstances. The dealer manager reallows 100% of these commissions to broker-dealers participating in the public offering. From January 1, 2007 through March 31, 2008, we incurred selling commissions of $57.7 million, of which 100% was reallowed to participating broker-dealers.

Our dealer manager also receives a dealer manager fee of 3.5% of gross offering proceeds (except that no dealer manager fee is payable with respect to shares sold under the dividend reinvestment plan). The dealer manager may reallow to any participating broker-dealer up to 1% of the gross offering proceeds attributable to that participating broker-dealer as a marketing fee (in special cases, the dealer manager has the option to increase the amount of this reallowance). The dealer manager fee is reduced for certain volume discount sales. From January 1, 2007 through March 31, 2008, we incurred dealer manager fees of $35.1 million, of which approximately $11.4 million was reallowed to participating broker-dealers.

In addition to selling commissions and dealer manager fees, we are also obligated to reimburse the dealer manager and its affiliates for certain offering related expenses that they incur on our behalf. These include expenses for travel, meals, lodging and attendance fees incurred by employees of the dealer manager to attend retail conferences sponsored by broker-dealers; expense reimbursements to broker-dealers for actual costs incurred in connection with attending educational conferences held by us; certain legal fees allocable to the dealer manager; and reimbursement of bona-fide due diligence expenses of broker-dealers (provided that our reimbursement of the bona fide due diligence expenses of broker-dealers shall not exceed in the aggregate 0.5% of the gross offering proceeds from the offering). Under our dealer manager agreement, we are responsible for reimbursing our dealer manager and its affiliates for offering related expenses they incur provided that our reimbursement payments shall not cause (i) total underwriting compensation (excluding reimbursement of bona fide due diligence expenses) to exceed 10% of the gross proceeds from the offering, or (ii) total organization and offering expenses borne by us to exceed 15% of the gross offering proceeds of the offering as of the date of the reimbursement.

From January 1, 2007 through March 31, 2008, we have reimbursed or intend to reimburse our dealer manager and its affiliates for approximately $2.4 million.

The Conflicts Committee believes that this arrangement with our dealer manager is fair. The compensation payable to our dealer manager reflects our belief that such selling commissions and dealer manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of real estate and real estate-related investments.

Currently Proposed Transactions. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

April 21, 2008	The Conflicts Committee of the Board of Directors:
Barbara R. Cambon (Chairperson), Hank Adler and Stuart A. Gabriel

Nomination of Directors

General

We do not have a standing nominating committee. However, under our charter, our conflicts committee, which is composed of all of our independent directors, is solely responsible for identifying and nominating replacements for vacancies among our independent director positions. Our board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with the Company. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. Nominations for replacements for vacancies among non-independent director positions are considered and made by the full board. We do not have a charter that governs the director nomination process.

Board Membership Criteria

With respect to filling vacancies for independent director positions, the Conflicts Committee reviews the appropriate experience, skills and characteristics required of board members in the context of the then-current membership of the board. The full board annually conducts a similar review with respect to all director nominations. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate and real estate finance industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. However, as discussed above, the Conflicts Committee must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the stockholders annually.

In nominating candidates for the board of directors, the board (or the Conflicts Committee, as appropriate) solicits candidate recommendations from its own members and management of KBS Capital Advisors. The board and the Conflicts Committee may also engage the services of a search firm to assist in identifying potential director nominees.

The board and the Conflicts Committee will consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered for nomination, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board (or the Conflicts Committee, as appropriate) will consider each candidate without regard to the source of the recommendation and take into account those factors that they determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling 866-KBS-4CMG.

Stockholder Communications with the Board of Directors

We have established a procedure for stockholders to communicate concerns to the board of directors. Stockholders should communicate to our Compliance Officer or the Chair of the Conflicts Committee any complaints or concerns, including (1) suspected violations or concerns as to compliance with laws, regulations, our Code of Ethics or other suspected wrongdoings affecting the Company or properties or assets owned by the Company, or (2) any complaints or concerns regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting the Company. The Company’s Compliance Officer is its Chief Financial Officer. If the Compliance Officer or Chair of the Conflicts Committee receives any report involving a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the Compliance Officer or Chair of the Conflicts Committee will promptly notify the Audit Committee. Stockholders may contact the Compliance Officer, Ms. Stacie K. Yamane, or the Chair of the Conflicts Committee, Ms. Barbara R. Cambon, by writing to them at our executive offices. The mailing address of our executive offices is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.

Stockholders can also communicate directly with the chairman of our board of directors at our annual meeting. Although we do not have a policy regarding the attendance of our board members at annual meetings of our stockholders, we expect that the chairman of our board will be present at all such meetings. All of our directors were present telephonically or in person at our 2007 annual meeting of stockholders.

Executive Officers and Directors

We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2008 annual meeting and are being nominated for re-election to serve until the 2009 annual meeting and until his or her successor is elected and qualified.

Name	Position(s)	Age	Year First Became a Director

Peter M. Bren	President	74	N/A
Charles J. Schreiber, Jr.	Chief Executive Officer and Director	56	2005
Peter McMillan III	Executive Vice President, Treasurer, Secretary and Director	50	2005
Keith D. Hall	Executive Vice President	49	N/A
Stacie K. Yamane	Chief Financial Officer and Controller	43	N/A
Hank Adler	Director	61	2005
Barbara R. Cambon	Director	54	2005
Stuart A. Gabriel	Director	54	2005

Peter M. Bren has served as our President since our formation in 2005. He is also the President of our advisor, KBS Capital Advisors, and KBS Real Estate Investment Trust II, Inc. Mr. Bren has served as President of these entities since their formations in 2004 and 2007, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Bren also indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of our ongoing public offering. Mr. Bren and Charles J. Schreiber, Jr. possess management authority over our advisor’s operations.

Mr. Bren has also served as Chairman of the Board and President of KBS Realty Advisors LLC, a nationally recognized real estate investment adviser, and the other KBS-affiliated investment advisers since their respective formations. The first investment adviser affiliated with Messrs. Bren and Schreiber was formed in 1992. KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, has been involved in the investment in or management of over $8 billion of real estate investments on behalf of institutional investors, including public and private pension plans, endowments and foundations, and the investors in KBS Real Estate Investment Trust, Inc.

Peter Bren oversees all aspects of KBS Capital Advisors’ and KBS Realty Advisors’ business activities, including the acquisition, management and disposition of assets. He is a member of KBS Capital Advisors’ and KBS Realty Advisors’ Investment Committees, which evaluate and authorize new investment opportunities. Mr. Bren is also responsible for investor relationships. Through KBS-affiliated entities, Mr. Bren has teamed with Mr. Schreiber since 1992 to invest, manage, develop and sell high-quality U.S. commercial real estate assets for institutional investors.

Mr. Bren has been involved exclusively in real estate development, management, acquisition, disposition and financing for 40 years as the President of The Bren Company; a former Senior Partner of Lincoln Property Company; President of Lincoln Property Company, Europe; and Chairman of the Board and President of KBS Realty Advisors and KBS Capital Advisors. Mr. Bren is also a founding member of The Richard S. Ziman Center for Real Estate at the UCLA Anderson School of Management.

Charles J. Schreiber, Jr. has served as the Chairman of our board of directors and our Chief Executive Officer since our formation in 2005. He is also the Chief Executive Officer of our advisor and the Chairman of the board of directors and Chief Executive Officer of KBS Real Estate Investment Trust II, Inc. Mr. Schreiber has served in these positions since the formation of these entities in 2004 and 2007, respectively. Other than de minimis amounts owned by family members or family trusts, Mr. Schreiber indirectly owns and controls a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of our ongoing public offering. Together with Peter M. Bren, Mr. Schreiber possesses management authority over our advisor’s operations.

Mr. Schreiber has also served as Chief Executive Officer of KBS Realty Advisors LLC and the other KBS-affiliated investment advisers since their respective formations. The first investment adviser affiliated with Messrs. Bren and Schreiber was formed in 1992. KBS Realty Advisors, together with KBS affiliates, including KBS Capital Advisors, has been involved in the investment in or management of over $8 billion of real estate investments on behalf of institutional investors and the investors in KBS Real Estate Investment Trust, Inc.

As Chief Executive Officer of KBS Capital Advisors and KBS Realty Advisors, Mr. Schreiber oversees all operations of the companies, including the acquisition and management of individual investments for KBS-advised investors and their portfolios of income-producing real estate assets. He directs all facets of the company’s business activities and is a member of the Investment Committees of KBS Capital Advisors and KBS Realty Advisors, which evaluate and authorize new investment opportunities. Mr. Schreiber is also responsible for investor relationships.

Mr. Schreiber has been involved exclusively in real estate development, management, acquisition, disposition and financing for more than 35 years. Prior to teaming with Mr. Bren in 1992, he served as the Executive Vice President of Koll Investment Management Services and Executive Vice President of Acquisitions/Dispositions for The Koll Company. During the mid-1970s through the 1980s, he was Founder and President of Pacific Development Company and was previously Senior Vice President/Southern California Regional Manager of Ashwill-Burke Commercial Brokerage.

Mr. Schreiber graduated from the University of Southern California with a Bachelor’s Degree in Finance with emphasis in Real Estate. During his four years at USC, he did graduate work in the then newly-formed Real Estate Department in the USC Graduate School of Business. He is currently an Executive Board Member for the USC Lusk Center for Real Estate at the University of Southern California Marshall School of Business/School of Policy, Planning and Development.

Peter McMillan III has been our Executive Vice President, Treasurer, Secretary and one of our directors since our formation in 2005. He is also Executive Vice President, Treasurer, Secretary and a director of KBS Real Estate Investment Trust II, Inc. Mr. McMillan also owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of our ongoing public offering.

Mr. McMillan is a co-founder and the Managing Partner of Willowbrook Capital Group, LLC. Prior to forming Willowbrook in 2000, Mr. McMillan served as the Executive Vice President and Chief Investment Officer of SunAmerica Investments, Inc., which was later acquired by AIG. As Chief Investment Officer, he was responsible for over $75 billion in assets, including residential and commercial mortgage-backed securities, public and private investment grade and non-investment grade corporate bonds and commercial mortgage loans and real estate investments. Before joining SunAmerica in 1989, he served as Assistant Vice President for Aetna Life Insurance and Annuity Company with responsibility for the company’s $6 billion fixed income portfolios. Mr. McMillan received his Master of Business Administration in Finance from the Wharton Graduate School of Business at the University of Pennsylvania and his Bachelor of Arts Degree with honors in Economics from Clark University. Mr. McMillan is a director of Steinway Musical Instruments, Inc.

Keith D. Hall has been our Executive Vice President since 2005. He is also the Executive Vice President of KBS Real Estate Investment Trust II, Inc. Mr. Hall also owns and controls a 50% interest in GKP Holding LLC. GKP Holding owns a 33 1/3% interest in KBS Holdings LLC, which entity is the sole owner of our advisor and the dealer manager of our ongoing public offering.

Mr. Hall is a co-founder of Willowbrook Capital Group, LLC, an asset management company. Prior to forming Willowbrook in 2000, Mr. Hall was a Managing Director at CS First Boston, where he managed CSFB’s distribution strategy and business development for the Principal Transaction Group’s $18 billion real estate securities portfolio. Mr. Hall’s two primary business unit responsibilities were Mezzanine Lending and Commercial Real Estate Development. Before joining CSFB in 1996, he served as a Director in the Real Estate Products Group at Nomura Securities, with responsibility for the company’s $6 billion annual pipeline of fixed-income commercial mortgage-backed securities. Mr. Hall spent the 1980s as a Senior Vice President in the High Yield Department of Drexel Burnham Lambert’s Beverly Hills office, where he was responsible for distribution of the group’s high yield real estate securities. Mr. Hall received a Bachelor of Arts Degree with honors in Finance from Cal State Sacramento.

Stacie K. Yamane has been our Chief Financial Officer and Controller since our formation in 2005. Ms Yamane is also the Fund Controller of our advisor and the Chief Financial Officer and Controller of KBS Real Estate Investment Trust II, Inc. She has held these positions since these entities were formed in 2004 and 2007, respectively.

In addition, Ms. Yamane serves as Senior Vice President/Controller, Portfolio Accounting for KBS Realty Advisors LLC, a position she has held since 2004. She served as a Vice President/ Portfolio Accounting with KBS-affiliated investment advisers from 1995 to 2004. At KBS Realty Advisors, Ms. Yamane is responsible for client accounting/ reporting for four real estate portfolios. These portfolios consist of industrial, office and retail properties as well as land parcels. Ms. Yamane works closely with portfolio managers, asset managers, property managers and clients to ensure the completion of timely and accurate accounting, budgeting and financial reporting. In addition, she assists in the supervision and management of KBS Realty Advisors’ accounting department.

Prior to joining an affiliate of KBS Realty Advisors in February of 1995, Ms. Yamane was an audit manager at Kenneth Leventhal & Company, a CPA firm specializing in real estate. During her eight years at Kenneth Leventhal & Company, Ms. Yamane performed or supervised a variety of auditing, accounting and consulting engagements including the audit of financial statements presented under the U.S. generally accepted accounting principles basis, as well as financial statements presented on a cash and tax basis, the valuation of asset portfolios and the review and analysis of internal control systems. Her experiences at KBS and Kenneth Leventhal & Company give her 20 years of real estate experience.

Ms. Yamane received a Bachelor of Arts Degree in Business Administration with a dual concentration in Accounting and Management Information Systems from California State University, Fullerton. She is a CPA (inactive California).

Hank Adler is one of our independent directors. He is also an independent director of KBS Real Estate Investment Trust II, Inc. He is currently an Assistant Professor of Accounting at Chapman University. Prior to his retirement from Deloitte & Touche, LLP in 2003, Professor Adler was a partner with that firm where he had been employed for over 30 years. He specialized in tax accounting and served as client service and tax partner for a variety of public and private companies. He received a Bachelor of Science in Accounting and a Master of Business Administration from the University of California, Los Angeles. Professor Adler currently serves on the board of directors, nominating and corporate governance committee and as chairman of the audit committee of Corinthian Colleges, Inc. From 1998 to 2007, he also chaired the Toshiba Senior Classic charity event, a PGA Senior Tour championship event. In the 1990s, he served on the board of trustees and as President of the Irvine Unified School District. From 1994 to 2006, he served on the board of directors of Hoag Hospital Memorial Presbyterian.

Barbara R. Cambon is one of our independent directors. She is also an independent director of KBS Real Estate Investment Trust II, Inc. Since October 2003, she has served as a Managing Member of Snowcreek Management LLC, a real estate asset-management company whose business activities focus on residential development projects for institutional investors. As Managing Member, Ms. Cambon provides asset management services to an institutional partnership investment in residential real estate development. She has been in the real estate investment business for 25 years, principally working with institutional capital sources and investment programs. From November 1999 until October 2002, she served as a Principal of Los Angeles-based Colony Capital, LLC, a private real estate investment firm, and from April 2000 until October 2002 she also served as Chief Operating Officer of Colony. Prior to joining Colony in 1999, Ms. Cambon was President and Founder of Institutional Property Consultants, Inc., a real estate consulting company. She is a past Director and Chairman of the Board of the Pension Real Estate Association and past Director of the National Council of Real Estate Investment Fiduciaries. Ms. Cambon serves on the board of directors and on the audit and corporate governance committees of BioMed Realty Trust, Inc., on the board of Neighborhood Bancorp and on the University of San Diego Burnham-Moores Real Estate Institute Policy Advisory Board. Ms. Cambon received a Master of Business Administration from Southern Methodist University and a Bachelor of Science Degree in Education from the University of Delaware.

Stuart A. Gabriel, Ph.D. is one of our independent directors. He is also an independent director of KBS Real Estate Investment Trust II, Inc. On June 1, 2007, Professor Gabriel was appointed Director and Arden Realty Chair at the Richard S. Ziman Center for Real Estate and Professor of Finance in the Anderson School of Management at the University of California, Los Angeles. Prior to joining UCLA he was Director and Lusk Chair in Real Estate at the Lusk Center for Real Estate, a position he held from 1999 to 2007. Professor Gabriel also served as Professor of Finance and Business Economics in the Marshall School of Business at the University of Southern California, a position he held from 1994 to 2007. In 2004, he was elected President of the American Real Estate and Urban Economics Association. Professor Gabriel serves on the editorial boards of the Journal of Real Estate Finance and Economics, Journal of Housing Economics, Housing Policy Debate, Real Estate Finance and Journal of Real Estate Research. Professor Gabriel is on the board of directors of Indymac Bancorp, Inc. He is also a Fellow of the Homer Hoyt Institute for Advanced Real Estate Studies. Professor Gabriel has published extensively on topics of real estate finance and urban and regional economics. His teaching and academic research experience include analysis of structured finance products, including credit default swaps, mezzanine loan participations, B-Notes, commercial mortgage-backed securities and collateralized debt obligations. Also, he has received a number of awards at USC for outstanding graduate teaching. Professor Gabriel serves as a consultant to numerous corporate and governmental entities. Prior to joining the USC faculty in 1990, Professor Gabriel served on the economics staff of the Federal Reserve Board in Washington, D.C. He also has been a Visiting Scholar at the Federal Reserve Bank of San Francisco. Professor Gabriel holds a Ph.D. in Economics from the University of California, Berkeley.

Compensation of Executive Officers

Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are officers and/or employees of, or hold an indirect ownership interest in, KBS Capital Advisors, our advisor, and its affiliates and are compensated by these entities, in part, for their services to us. See “– The Conflicts Committee – Report of the Conflicts Committee – Transactions with Affiliates” for a discussion of the fees paid to KBS Capital Advisors and its affiliates.

Compensation of Directors

If a director is also one of our executive officers, we do not pay any compensation for services rendered as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon recommendations from our advisor. Two of our executive officers, Messrs. Bren and Schreiber, manage and control our advisor, and through the advisor, they are involved in recommending and setting the compensation to be paid to our independent directors.

We have provided below certain information regarding compensation earned by and paid to our directors during fiscal year 2007.

Name	Fees Earned or Paid in Cash in 2007		All Other Compensation	Total
Charles J. Schreiber, Jr. (1)	$–		$–	$–
Peter McMillan III (1)	–		–	–
Hank Adler	109,751	(2)	–	109,751
Barbara R. Cambon	143,752	(2)	–	143,752
Stuart A. Gabriel	100,751	(2)	–	100,751

(1)	Directors who are also our executive officers do not receive compensation for services rendered as a director.
(2)

Fees Earned or Paid in Cash include meeting fees earned in the fourth quarter of 2006 but paid or reimbursed in the first quarter of 2007 as follows: Professor Adler $21,750; Ms. Cambon $19,750; and Professor Gabriel $16,750.

Cash Compensation

We pay each of our independent directors:

•	an annual retainer of $25,000;

•	$2,500 for each board meeting attended;

•	$2,000 for each committee meeting attended (committee chairpersons receive an additional $1,000 per committee meeting for serving in that capacity);

•	$1,000 for each teleconference meeting of the board; and

•	$1,000 for each teleconference meeting of any committee (committee chairpersons receive an additional $2,000 per teleconference committee meeting for serving in that capacity).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Equity-Based Compensation

We have adopted an Employee and Independent Director Incentive Stock Plan, one of the purposes of which is to increase the interest of our independent directors in our welfare through participation in the growth in the value of our shares. To date, we have not issued any awards pursuant to this plan and we have no timetable for the grant of any awards under the plan. Furthermore, our board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan. The principal features of the Employee and Independent Director Incentive Stock Plan are described above under “– The Conflicts Committee – Oversight of Executive Compensation.”

Equity Compensation Plan Information

We have reserved shares of common stock for issuance under our Employee and Independent Director Stock Incentive Plan. This plan was approved by our then sole stockholder, KBS Capital Advisors, in 2005 before we commenced our ongoing initial public offering. The following table provides summary information about securities issuable under our equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	–	–	6,273,770	(1)

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	6,273,770	(1)

(1)

As of April 21, 2008. The number of shares authorized for issuance pursuant to the Employee and Independent Director Stock Incentive Plan is equal to 5% of the outstanding shares of our common stock at any time, but may not exceed 10,000,000 shares. Our board of directors has adopted a policy that prohibits grants of any awards of shares of common stock to any person under the Employee and Independent Director Stock Plan.

STOCK OWNERSHIP

The following table shows, as of March 31, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percentage

Peter M. Bren	20,000(3)	*
Charles J. Schreiber, Jr.	21,064(3)(4)	*
Peter McMillan III	20,000(3)	*
Keith D. Hall	20,000(3)	*
Stacie K. Yamane	–	*
Hank Adler	11,597	*
Barbara R. Cambon	–	*
Stuart A. Gabriel	–	*
All officers and directors as a group	32,661(3)	*

*	Less than 1% of the outstanding common stock.
(1)	Address of each named beneficial owner is c/o KBS Real Estate Investment Trust, Inc., 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660.
(2)	None of the shares are pledged as security.
(3)	Includes 20,000 shares owned by KBS Capital Advisors, which is indirectly owned and controlled by Peter M. Bren, Charles J. Schreiber, Jr., Peter McMillan III and Keith D. Hall.
(4)	Includes 1,064 shares held by the Schreiber Family Trust DTD 6/3/75, of which Mr. Schreiber is a trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Under U.S. securities laws, directors, executive officers, and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. The SEC has designated specific due dates for these reports, and we are required to identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of our directors and executive officers, we believe all persons subject to these reporting requirements filed the reports on a timely basis in 2007.

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Those persons elected will serve as directors until the 2009 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

— Charles J. Schreiber, Jr.	— Peter McMillan III
— Hank Adler	— Barbara R. Cambon
— Stuart A. Gabriel

Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 18 through 21.

If you return a properly executed proxy card, unless you direct them to withhold your votes, the individuals named as proxies will vote your shares FOR the election of the nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, abstentions and “withhold” votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders have the following three options for submitting their votes by proxy: (1) via the Internet, (2) by telephone or (3) by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL NOMINEES LISTED FOR REELECTION AS DIRECTORS.

STOCKHOLDER PROPOSALS

Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting must be received by our secretary, Peter McMillan III, at our executive offices no later than January 7, 2009. However, if we hold our annual meeting before June 14 or after August 13, stockholders must submit proposals for inclusion in our 2009 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the 2009 annual meeting, whether or not the proposal is intended to be included in the 2009 proxy materials, our bylaws require that the stockholder give advance written notice to our secretary by February 6, 2009.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

Proxy for Annual Meeting of Stockholders

KBS Real Estate Investment Trust, Inc.

Monday, July 14, 2008

10:00 a.m. (PDT)

At the offices of

660 Newport Center Drive, Suite 1200

Newport Beach, California 92660

Your Vote Is Important!

Using the telephone or Internet, you can vote any time, 24 hours a day.

You can authorize a proxy in one of three ways:

1.	Vote by Telephone: Call toll-free 866-540-5759 on a touch tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.	Vote by Internet at the following Internet Address: http://www.proxyvoting.com/kbsreit Follow the instructions provided there.

3.	Vote by Mail: Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

See detailed instructions on the reverse side of this form.

Ú  FOLD AND DETACH HERE  Ú

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KBS Real Estate Investment Trust, Inc. 620 NEWPORT CENTER DRIVE • SUITE 1300 • NEWPORT BEACH • CALIFORNIA 92660

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Charles J. Schreiber, Jr., Peter McMillan III and Stacie K. Yamane, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of KBS REAL ESTATE INVESTMENT TRUST, INC. to be held on July 14, 2008, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR all nominees listed.” The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 14, 2008 meeting date.

PLEASE RETURN ONLY THIS PROXY IN THE ENCLOSED SELF-ADDRESSED, POSTAGE PAID ENVELOPE. DO NOT RETURN THE PROXY STATEMENT. IF YOU RETURN ANY ADDITIONAL DOCUMENTS, YOUR PROXY MAY BE UNDELIVERABLE BECAUSE OF INSUFFICIENT POSTAGE.

(Continued and to be signed on other side)

Online Access Is Here!

Using the telephone or Internet, you can vote any time, 24 hours a day.

If you authorize a proxy by telephone or Internet, the named proxies will be authorized to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:	You will be asked to enter a CONTROL NUMBER located in the box in the lower right of this form.

OPTION A: To vote as the Board of Directors recommends on ALL proposals: press 1.

OPTION B: If you choose to vote on each item separately, press 0. You will hear these instructions:

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9; to WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to instructions.

When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:	The web address is http://www.proxyvoting.com/kbsreit. You will be asked to enter a CONTROL NUMBER located in the box in the lower right of this form.

If you vote by phone or Internet, do not mail the proxy card.

Thank you for voting.

Call Toll-Free on a Touch-Tone Telephone 866-540-5759 There is NO CHARGE to you for this call	Control Number for Telephone/Internet Proxy Authorization

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PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

The Board of Directors recommends a vote FOR Proposal 1.

1.     Election of Directors   FOR  ❑ all nominees listed below (except as marked to the contrary below)   WITHHOLD  ❑ for all nominees listed below

        (01) Schreiber,     (02) McMillan,     (03) Adler,     (04) Cambon,     (05) Gabriel.

(INSTRUCTION: To withhold authority to vote for any specific nominee(s), mark “For” and strike a line through the nominee(s’) name(s) or number(s) in the list above.)

Control Number

Signature	Dated

Please sign exactly as name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

Signature if held jointly	Dated

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.